Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Insmed Incorporated
(Exact Name of Registrant as Specified in its Charter)

(1)	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
(2)	Equity	Common Stock, par value $0.01 per share, to be issued under the Insmed Incorporated 2025 Inducement Plan	Rules 457(c) and 457(h)	1,000,000	$78.46	$78,460,000.00	0.00015310	$12,012.23
	Total Offering Amounts					$78,460,000.00		$12,012.23
(3)	Total Fee Offsets							$0
	Net Fee Due							$12,012.23

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers such indeterminable number of additional shares of Insmed Incorporated’s (the “Registrant”) common stock, par value $0.01 per share (“Common Stock”), as may become issuable under the Registrant’s 2025 Inducement Plan (the “Inducement Plan”) to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or any similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on February 13, 2025.

(3)	The Registrant does not have any fee offsets.